Exhibit 99.1

For Immediate Release
CSB Bancorp, Inc. Reports Increase In First Quarter Net Income

MILLERSBURG, OH – (BUSINESS WIRE) – April 18, 2005 – CSB Bancorp, Inc., (OTC BB: CSBB.OB), announced an increase in net income for the first quarter of 2005 compared to the same period last year.

Net income for the three-month period ended March 31, 2005, stood at $667,000 compared to $521,000 for the first quarter of 2004, a 28% increase. Earnings per share rose five cents, to $.25 from $.20, respectively, a 25% increase.

“These results reflect the continued improvements being made across our Company. We believe earnings improvements are sustainable and driven by prudent community-based deployment of the deposits we are entrusted with,” stated John J. Limbert, President and Chief Executive Officer of CSB Bancorp, Inc.

First Quarter Highlights:

•	For the quarter just ended, net interest income of $2,929,000 exceeded $2,696,000 recorded for the quarter ended March 31, 2004. The increase was primarily the result of volume and rate increases on average earning assets exceeding the yield and volume increases paid on interest-bearing liabilities.

•	Noninterest income for the quarter increased $60,000. The two items making up the majority of this increase were an increase of $31,000 in core service charges and fees and a $23,000 increase in trust income.

•	A gain of $247,000 on the sale of securities was recognized in the first quarter, compared to $26,000 recorded for the quarter ended March 31, 2004.

•	Noninterest expenses increased $162,000 for the quarter, represented by increases in personnel benefits, Sarbanes Oxley compliance, two robberies and the subsequent increased physical security costs related to the branch network.

•	The federal income tax provision increased $194,000 for the quarter, a result of $340,000 increase in net income before taxes and a decrease in nontaxable income.

Total assets at March 31, 2005 stood at $312,665,000, down from $318,260,000 for the quarter ended March 31, 2004. The reduction in assets occurred as selected out of state tax-exempt bonds were sold to fund loan growth and above market rate certificates of deposits were allowed to run off without renewing. For the same dates, deposits increased to $243,723,000, compared to $239,467,000 and net loans increased to $221,698,000 from $215,768,000 respectively.

Based in Millersburg, Ohio, CSB Bancorp, Inc., is the parent company of The Commercial and Savings Bank, an Ohio banking corporation chartered in 1879. The Bank serves consumers and businesses through nine financial centers in Holmes, Tuscarawas and Wayne Counties. CSB is located on the web at http://www.csb1.com.

Forward-looking Statement. The information in this press release contains forward-looking statements including certain projections, plans and forecasts of expected future performance that are not historical facts and that are subject to a number of risk and uncertainties. Actual results and performance could differ materially from those contemplated or implied by these forward-looking statements.

NEWS EDITOR: For further information, please contact Paula J. Meiler, Senior Vice President and Chief Financial Officer of CSB Bancorp, Inc. at 330-763-2873 or 800-654-9015 or by e-mail at paula.meiler@csb1.com.

FINANCIAL HIGHLIGHTS

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	AT OR FOR THE THREE MONTHS
	ENDED MARCH 31
	2005	2004
Assets	$312,665	$318,260
Net loans	$221,698	$215,768
Securities	$69,655	$79,808
Deposits	$243,723	$239,467
Shareholders’ equity	$35,769	$34,948
Net income	$667	$521
Earnings per share	$0.25	$0.20
Book value per outstanding share	$13.52	$13.22

KEY RATIOS

	AT OR FOR THE THREE MONTHS
	ENDED MARCH 31
	2005	2004
Return on average assets	0.86%	0.68%
Return on average equity	7.42%	6.01%
Net interest margin	4.14%	4.06%
Loans to deposits	91.95%	91.13%
Allowance for loan loss to total loans	1.08%	1.12%
Shareholders’ equity to total assets	11.44%	10.98%
Efficiency ratio	70.47%	73.83%

DIRECTORS

Robert K. Baker	Daniel J. Miller
Chairman
Jeffery A. Robb, Sr.
John J. Limbert
President and CEO	Samuel M. Steimel

Ronald E. Holtman	Eddie L. Steiner

J. Thomas Lang	John R. Waltman

EXECUTIVE OFFICERS

John J. Limbert
President and CEO

Rick L. Ginther
Senior Vice President
Chief Lending Officer

Paul D. Greig
Senior Vice President
Chief Operation/Information Officer

Paula J. Meiler
Senior Vice President
Chief Financial Officer

STOCK PERFORMANCE & DIVIDENDS

				CASH
QUARTER	TRADE PRICE		CLOSING	DIVIDEND
ENDING	HIGH	LOW	PRICE	DECLARED
6/30/03	18.00	17.00	17.00	0.12
9/30/03	17.50	15.50	17.50	0.12
12/31/03	17.55	17.00	17.00	0.12
3/31/04	18.00	17.00	17.50	0.13
6/30/04	18.50	17.07	17.85	0.13
9/30/04	20.25	17.80	20.25	0.13
12/31/04	21.00	19.65	20.00	0.13
3/31/05	21.40	19.85	20.25	0.14

QUARTER ENDING

ADDITIONAL STOCK INFORMATION

STOCK LISTING
Common:
Symbol – CSBB.OB

STOCK TRANSFER
Registrar & Transfer Company
Attn: Investor Relations
10 Commerce Drive
Cranford, NJ 07016
(800) 368-5948

Copies of
CSB Bancorp, Inc.
S.E.C. Filings may be obtained by writing:

Paula J. Meiler, CFO
CSB Bancorp, Inc.
6 West Jackson Street
Millersburg, OH 44654
(330) 674-9015 or
(800) 654-9015

TO OUR SHAREHOLDERS

Dear Shareholder:

We are pleased to report to you that, on a preliminary basis, our unaudited net income for the first quarter totaled $667,000. This represents a 28% increase over the first quarter of 2004 results of $521,000. Quarterly per share earnings were $0.25 per share versus $0.20 per share, a 25% increase over the prior year. Diluted earnings per share were unchanged from these results.

Enclosed with this letter and statement is your first quarter dividend payment. As a result of the increasing quarterly results, your directors voted to increase your quarterly cash dividend by $0.01 to $0.14 per share. This is a 7.7% increase in your cash dividend, over the prior year. This represents the third year in a row that your cash dividend has been increased!

These results reflect the continued improvements being made across our Company. The Federal Reserve’s interest rate policy, modest but steady increases in borrowing rates, has resulted in an increased yield in our loan portfolio. Simultaneously, the increased rates on the deposit side of our balance sheet have generated higher deposit balances.

We used the $4.3 million increase in deposit balances to partially fund the $5.9 million increase in loan balances. Our total loan balances now stand at an all time high of $224 million!

We funded the remaining loan balance increase by selling a portion of our tax-exempt investment portfolio and used part of those same sale proceeds to pay down our short term borrowings. This resulted in securities gains of $247 thousand in 2005 as compared to $26 thousand for the first quarter 2004. As a result of these activities, we believe that our net interest margin, the core strength of our business, will continue to increase. The trade-off for this strategy is an increased income tax, the result of moving from tax-exempt investment income to taxable loan interest.

We continue to examine appropriate expansion opportunities. Our most recent expansion, the Trust and Loan Production Office in Wooster, has exceeded our expectations. As a result of continuing trust expansion initiatives, our Trust assets have grown almost 100%, and the department is reaching new levels of profitability. We are grateful for those new personal and business clients who have elected to establish their estate and employee benefit plans with us. Perhaps we could be of service to you?

In January we kicked off a service delivery initiative that is focused on making our customers “Raving Fans.” Our early results are most encouraging with several projects providing improved processes and availability. We hope you will share your thoughts about our service levels as we continue on this project. Ask our employees about it!

In closing, we remain positive about the course and direction of your Company. Our capital ratios are among the highest in the industry. We believe our earnings improvements are sustainable and driven by prudent community-based deployment of the deposits we are entrusted with. We thank you for your business and continued support!

Sincerely,

JOHN J. LIMBERT	ROBERT K. BAKER
President and C.E.O.	Chairman

CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)	MARCH 31
	2005	2004
ASSETS:
Cash and due from banks	$10,525	$11,664
Securities	69,655	79,808
Net loans	221,698	215,768
Premises and equipment, net	8,386	8,525
Other assets	2,401	2,495

TOTAL ASSETS	$312,665	$318,260

LIABILITIES:
Deposits	$243,723	$239,467
Securities sold under agreements to repurchase	10,945	12,531
Federal funds purchased	2,300	11,100
Other borrowings	18,493	19,221
Other liabilities	1,435	993

TOTAL LIABILITIES	276,896	283,312

SHAREHOLDERS’ EQUITY:
Common stock	16,674	16,674
Additional paid-in capital	6,414	6,414
Retained earnings	13,655	12,393
Treasury stock	(627)	(646)
Accumulated other comprehensive income (loss)	(347)	113

TOTAL SHAREHOLDERS’ EQUITY	35,769	34,948

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$312,665	$318,260

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)	THREE MONTHS ENDED MARCH 31
	2005	2004
INTEREST INCOME:
Interest and fees on loans	$3,285	$2,993
Interest on securities	688	672
Other interest income	1	3

TOTAL INTEREST INCOME	3,974	3,668

INTEREST EXPENSE:
Interest on deposits	869	835
Other interest expense	176	137

TOTAL INTEREST EXPENSE	1,045	972

Net interest income	2,929	2,696
Provision for loan losses	106	94

Net interest income after provision for loan losses	2,823	2,602
Noninterest income	533	473
Gain on sale of securities	247	26
Noninterest expense	2,677	2,515

Net income before federal income taxes	926	586
Federal income tax provision	259	65

NET INCOME	$667	$521

BASIC EARNINGS PER SHARE	$0.25	$0.20
DILUTED EARNINGS PER SHARE	$0.25	$0.20